Exhibit 10.1

March 8, 2024

Gianluca Flore

Dear Gianluca,

I am pleased to confirm Levi Strauss & Co.'s (LS&Co.) offer of employment to join LS&Co. as executive vice president – chief commercial officer, reporting to Michelle Gass, president and chief executive officer, LS&Co. The details of our offer are as follows:

Start Date

Your anticipated Start Date is on July 29th, 2024. As described below, certain terms and conditions, including eligibility for current fiscal year programs, are subject to change based on your actual Start Date.

Work Location

Your work location will be San Francisco, CA.

Salary

Your starting salary will be $1,000,000 per year. You are scheduled to receive a performance and compensation review in February 2025, based on your time in the position.

Annual Incentive Plan

You will be eligible to participate in LS&Co.'s Annual Incentive Plan (AIP) which supports the achievement of our annual operating plan and rewards company, business unit, and individual performance.

Your fiscal 2024 participation rate is 100% of your base salary. Depending on results, your actual payout, if any, may be higher or lower and can reach a maximum of 200% of your base salary. Payments will be prorated based on Start Date.  Payments for fiscal 2024 are scheduled for payment in February 2025 and you must be employed by LS&Co. on the payment date.

LS&Co. has the right to modify the program at any time.  Management discretion can be used to modify the final award amount.  Payments are subject to supplemental income tax withholding.

Long-Term Incentive Plan

Your offer includes long-term incentive award(s), which give you the opportunity to share in LS&Co.’s success over time.  You will receive an annual grant target of USD $2,250,000. Your first grant will be made effective on your start date, pending approval by our Compensation and Human Capital Committee, and will vest on the normal annual grant schedule in the January/February 2025 timeline. Each grant will be delivered in the form of 50%  Performance Restricted Stock Units, 25% Restricted Stock Units, and 25% Stock Appreciation Rights.

Performance Restricted Stock Unit (PRSU):  A performance-based grant tied to successful achievement of Company 3-year overlapping performance goals.  Vesting occurs at the end of the 3-year performance period following Board approval of results against the goals.  Awards may be settled in cash or stock.

Ref: EFY19

Restricted Stock Unit (RSU):  A full-value stock plan that is tied to the Company’s fair market value over a 4-year vesting period.  Awards will vest in equal annual installments of 25% on each grant date anniversary.  Awards may be settled in cash or stock.
Stock Appreciation Rights (SARs): The SAR program at LS&Co. is a discretionary plan intended to align participants with our shareholders’ interest and reward participants for their impact on driving long term growth in total shareholder return and ultimately on increases in LS&Co. stock price. Awards will vest in equal annual installments of 25% on each grant date anniversary. The awards expire 10 years from the grant date anniversary.

You must be employed by LS&Co., on the vesting dates. You may also be eligible for additional long-term incentives in effect during your employment with LS&Co. LS&Co. has the right to modify the program at any time including, but not limited to participation, ongoing annual grant values, and grant dates.

Please refer to the attached summary documents for information on our long-term incentive programs.

Initial and Special Bonus

You will receive a one-time initial bonus of $1,350,000 (less applicable taxes) to be paid within 30 days of your Start Date.

This initial bonus is offered in anticipation of the contributions you will make to the business over time. Please refer to the section “Initial Bonus Acknowledgement & Payback Terms” below for payback details in the event you resign your employment before a specified period of time, or you are terminated for any reason other than job elimination.

Initial and Special Grant

In addition to your initial award, we are pleased to also offer you a special one-time award of time-based Restricted Stock Units with a grant date value of USD $2,000,000 that will vest 50% on the first annual anniversary from the grant date and 50% on the second annual anniversary dates from the grant date. Your award will be made effective on your Start Date, pending approval by the Compensation and Human Capital Committee. You must be employed by LS&Co., on the vesting dates.

Retirement Plans

You are eligible for LS&Co.’s 401(k) Plan and Deferred Compensation Plan (DCP). Our 401(k) Plan is a qualified plan under IRS guidelines, designed to help you save for retirement. Our Deferred Compensation Plan (DCP) is a key part of LS&Co.’s executive benefits program to help you manage your income tax exposure and enable contributions that exceed the IRS limits on the 401(k). As a non-qualified plan, under federal tax law and IRS regulations, it provides you an opportunity through tax deferred savings to add to your retirement resources or to save for short-term needs.

Collectively these plans provide a match of 125% of your contribution from base salary and AIP payout, up to a 7.5% employer match on 6% employee contributions.

Benefits

This offer also includes participation in LS&Co.'s benefits programs. There are a number of benefit options available to you in the areas of health, wellness, disability and life insurance, as well as long term savings programs which provide important tax advantages for your savings. Your pre-hire onboarding will include detailed information about LS&Co.'s benefit plans.

Ref: EFY19

You are eligible to enroll in our Executive Health Program which is designed to provide an annual comprehensive preventative and wellness exam.

You are also eligible to participate in the executive perquisite program associated with a position at your level that includes parking and an annual cash allowance of $15,000. The payments are made in two installments of $7,500 in June and December of each year. The Company reserves its right to modify, amend, or terminate the executive perquisite program at any time.

You are eligible for Flexible TOPP (Time Off with Pay Program). This is an integrity-based approach to time off from work. You will not need to track and enter TOPP or sick time. You will take the days you want and need, in consultation with your manager.

The above describes some of the terms of LS&Co.'s compensation and benefit programs, which may be updated periodically. The official documents govern in all cases. If you have any questions about benefits, please contact AskHR at 1-844-HR4-LEVI (1-844-474-5384).

Relocation

You are eligible to receive relocation benefits to facilitate your move from London to the San Francisco Bay area including housing support for one (1) year. Once initiated, a Relocation Manager from Cartus will contact you to provide information about your benefits and explain LS&Co.'s relocation process and the level of service that we provide. During your relocation, it will be necessary for you to be in contact with a variety of external service providers who will assist you with your move. If there are questions that arise during the process, you may reach out to your Relocation Manager.

In the event that you separate from LS&Co. for any reason other than job elimination before completing one year of employment with LS&Co., you will be required to repay all or part of the LS&Co. financed relocation assistance you received. Any repayments may be deducted in whole or in part from any final payments due to you, where permitted by law. Your Relocation Manager will provide you with a Relocation Payback Agreement, which must be signed and returned to Cartus before any relocation benefits are delivered.

Other Terms and Conditions

This offer is contingent upon successful completion of a background screen and is subject to the final approval of the Compensation and Human Capital Committee of the Board. You should not take any steps in reliance on this offer until you have successfully completed the background screen.

You will receive the following documents as part of onboarding that you will need to carefully review and sign before you will be permitted to commence employment:

•Employee Invention & Confidentiality Agreement
•Equal Employment Opportunity and Affirmation Action
•No Harassment and Discrimination
•Acknowledgment of At-Will Employment Relationship
•World Wide Code of Business Conduct
•PPACA Marketplace Notice

Initial and Special Bonus Acknowledgement & Payback Agreement

If you voluntarily resign your employment with LS&Co. prior to completing two years of service, or if your employment is terminated For Cause before two years of service, you agree to repay the initial and special bonus. In the event that you resign your employment or you are terminated For Cause at any time before completing at least

Ref: EFY19

twelve (12) months of employment, you will be required to repay 100% of this bonus. In the event that you resign or are terminated For Cause after completing twelve (12) months of employment but before completing twenty-four (24) months of employment, you will be required to pay back 50% of this bonus. For Cause is defined as: (1) insubordination and/or failure to follow specific directions from your leadership team; (2) theft, fiscal mismanagement, or related improper conduct; (3) misrepresentation; (4) criminal activity of any type; (5) breach of the LS&Co. Worldwide Code of Business Conduct; or (6) gross negligence related to the performance of your work, and related reasons.

You also agree that any sum you owe may be deducted from any expense reimbursement due to you (where permitted by law), but that if that deduction is insufficient to repay the initial bonus, or the agreed upon portion thereof, you will repay the balance to LS&Co. within ninety (90) days of your last day of employment. If you fail to timely pay the amount due, you understand that you will owe interest to LS&Co. at a simple interest rate of 10% per annum, that LS&Co. may take action to collect the amount due, and that you will be liable for the amount due, the interest thereon, the collection costs, any court costs and all reasonable attorneys’ fees.

At-Will Employment

LS&Co. expects that your association with LS&Co. will be mutually beneficial. Nonetheless, LS&Co. is an "at-will employer" and this offer is one of at-will employment, which means that you or LS&Co. can terminate your employment at any time with or without cause, and with or without notice. Should you be terminated "not-for-cause" or resign for "good reason," as defined by the Plan, you will be eligible for the Senior Executive Severance Plan then in effect. Only the Chief Executive Officer and the Chief Human Resources Officer can authorize an employment agreement to the contrary, and then such employment agreement must be in writing.

Please note that except for those agreements or plans referenced in this letter and any attachments, this letter contains the entire understanding of the parties with respect to the terms of employment described herein and supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) with respect to this offer of employment. You may keep one original for your personal records. This offer may be withdrawn at any time prior to your acceptance.

Gianluca, we hope that you will find challenge, satisfaction and opportunity in your association with LS&Co.

Sincerely,
/s/ MICHELLE GASS

Michelle Gass
President and Chief Executive Officer, LS&Co.

By signing below, you hereby acknowledge and agree to the terms described in this offer letter.

/s/ GIANLUCA FLORE_______________ April 9, 2024____________________
Gianluca Flore                          Date

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Ref: EFY19